COUNTERPATH, LLC

EMPLOYMENT AGREEMENT

THIS AGREEMENT is effective the 1st day of January 1, 2019.

BETWEEN

COUNTERPATH, LLC, formed under the laws of the State of Delaware and having an office at 117 N. Jefferson Street, Suite 307, Chicago, IL 60661.

(hereinafter referred to as the "Company")

AND

Todd Carothers having an address for notice at ***.

(hereinafter referred to as the "Employee")

WHEREAS:

A. BridgePort Networks, Inc. ("BridgePort") and the Company are wholly-owned subsidiaries of CounterPath Corporation. The Company is principally engaged in the business of researching, developing and marketing VoIP/IP Telephony software products (the "Company's Business");

B. The Employee has worked continuously for BridgePort since October 12, 2009;

C. All employees of BridgePort transferred to CounterPath, LLC on January 1, 2019 under their existing employment terms; and

D. This Agreement summarizes the amendments made over the Employee's employment term and confirms the Employee's tax obligations thereunder.

NOW THEREFORE THIS AGREEMENT WITNESSES that for good consideration, the Company hereby employs the Employee on the following terms and conditions:

1. Term of Employment. Subject to the provisions for termination set forth below, the Employee's employment with the Company, shall continue until terminated in accordance with this Agreement.

2. Salary & Benefits. The Company shall pay the Employee a salary of US$17,500.00 per month for the services of the Employee, payable at regular payroll periods established by the Company. The Employee's salary will be subject to deductions for Income Tax and Social Security remittances (collectively the "Government Deductions"). The Company shall also continue to provide the Employee with (a) extended medical and dental insurance coverage as provided to other employees of the Company, (b) participation in a discretionary bonus & incentive plan which shall provide the Employee the ability to earn discreet bonuses based on CounterPath Corporation's achievement of recognized revenue in accordance with the schedule below, and (c) participation in CounterPath Corporation's Employee Share Purchase Plan and the Company's 401(k) plan in accordance with the terms of those plans.

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Quarterly Revenue Threshold	Applicable Bonus(1)
Less than $3.0 million	Nil
At or above $3.0 million and less than $3.5 million	$8,000.00
At or above $3.5 million and less than $4.0 million	$16,000.00
At or above $4.0 million and less than $4.5 million	$24,000.00
At or above $4.5 million and less than $5.0 million	$32,000.00
At or above $5.0 million	0.75% of revenue

(1) This bonus shall be determined quarterly in accordance with the CounterPath Sales Compensation Plan and will be reviewed annually.

3. Tax Obligations.  In the event that the Company is required to remit withholding taxes on behalf of the Employee to the Canada Revenue Agency ("CRA"), the Employee agrees to repay any refund amounts received from the CRA to the Company.

4. Duties and Position. The Company will employ the Employee in the capacity of Executive Vice President of Sales, Marketing & Product. The Employee's duties shall include those commonly associated with the aforesaid capacity. The Employee will report to the Chief Executive Officer or such person designated by the Chief Executive Officer (hereafter referred to as "Manager") and will comply with all lawful instructions given by his Manager.

5. Policies and Procedures. The Employee shall abide by all policies and procedures defined by the Company. These policies and procedures may be updated and changed at any time at the discretion of the Company.

6. Privacy. The Company may monitor and/or review all email, voice mail, Internet browser usage and phone calls when deemed necessary by the Company without prior notice.

7. Devote Full Time to Company. The Employee will use his best efforts to promote the interests of the Company. The Employee will devote full time (unless otherwise agreed to by the Company), attention and energies to the Company's Business, and during employment with the Company, will not engage in any other business activity, regardless of whether such activity is pursued for profit, gain, or other pecuniary advantage. The Employee is not prohibited from making personal investments in any other businesses provided those such businesses are not engaged in activities which are or may be competitive with the Company's Business and provided such investments do not require the Employee's active involvement. The Employee shall not commit or purport to commit the Company to:

(a) any financial obligation or liability in excess of $10,000, or

(b) sell or encumber any part of the assets of the Company.

8. Confidentiality. The Employee will not, during or after the term of his employment, reveal any confidential information or trade secrets of the Company to any person, firm, corporation, or entity. If the Employee reveals or threatens to reveal any such information, the Company shall be entitled to an injunction restraining the Employee from disclosing same, or from rendering any services to any entity to whom said information has been or is threatened to be disclosed. The right to secure an injunction is not exclusive, and the Company may pursue any other remedies it has against the Employee for a breach or threatened breach of this condition, including the recovery of damages from the Employee. The Confidentiality and Non-Competition Agreement previously entered into between the Company and the Employee will remain in force as a condition of employment.

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9. Reimbursement of Expenses. The Employee may incur reasonable expenses for furthering the Company's Business, including expenses for entertainment, travel, and similar items. The Employee will obtain prior acceptance of the expenses from his Manager. The Company shall reimburse the Employee for all business expenses after the Employee presents a pre-approved itemized account of expenditures including original receipts, which is approved by his Manager pursuant to Company policy.

10. Vacation. The Employee shall be entitled to a yearly paid vacation of four (4) weeks and increases as approved by the Company. The Employee shall have due regard to the policies of the Company relating to the scheduling of vacations and the reasonable directions of his Manager.  Such vacation may be taken as earned and will be subject to the Company's policies relating to the scheduling and limitations on carry-over of vacations.

11. Disability. It is understood and agreed that while the Employee is entitled to receive payments under any disability insurance plan for employees of the Company (when established by the Company), then the Employee will not be entitled during such time, to receive the salary set out in Section 2 (Salary & Benefits). The Employee's full compensation will be reinstated upon the Employee's return to work on a full-time basis.

12. Termination of Employment by the Company.

12.1 Notwithstanding anything to the contrary contained in this Agreement, the Company may terminate the Employee's employment and this Agreement at any time by providing 30 days' notice, payment of severance as set out in Section 14 (Severance) in lieu of notice, or a combination thereof at the Company's sole discretion.  At the Company's discretion, the Employee will continue to perform his duties and will be paid his regular salary up to the date of termination. Any severance payable will be less applicable Government deductions.

12.2 Notwithstanding anything to the contrary contained in this Agreement; the Company may terminate the Employee's employment without notice and/or payment of any severance allowance, if the Employee commits any of the following:

(a) an act of fraud, dishonesty, negligent performance of employment duties or the dereliction of employment duties;

(b) a breach of the terms of this Agreement or the Confidentiality and Non-Competition Agreement, which breach is not fully corrected by the Employee within 5 days of notice from the Company; or

(c) any act or omission which constitutes "just cause" for dismissal under the laws of the State of Illinois.

13. Termination of Employment by the Employee. The Employee may, without cause, terminate his employment upon 30 days' written notice to the Company. Following such notice from the Employee, the Company may require the Employee to perform his duties to the date of termination and the Employee will be paid his regular salary to date of termination. If the Company does not require the Employee to remain for the duration of his notice, the Company may pay to the Employee the lessor of his regular pay to the end of the notice period or severance pay in accordance with the provisions of the State of Illinois. If the Employee terminates his employment with the Company, the Company is not required to pay Severance as set out in Section 14 (Severance).

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14. Severance.  Post-termination severance shall be paid to the Employee based upon the following schedule:

(a) If the Employee is terminated pursuant to Section 12.1 (Termination of Employment by the Company), the Company will pay to Employee (1) the equivalent of one year of base salary (less any salary payments made since notice was given under Section 12.1; (2) medical and dental insurance coverage as set out in Section 2 (b) (Salary & Benefits) under the current co-share arrangements, for a period of 12 months, less the period since notice was given under Section 12.1; and (3) unless Section 23 (Change of Control) applies, one-twenty-forth (1/24) of the number of Options granted, in accordance with Section 1.3 of each of the Stock Option Agreement(s) between the parties, each grant multiplied by the number of months the Employee worked for the Company from the date of each respective grant, shall immediately vest and become exercisable. Should the Employee receive medical and dental insurance coverage elsewhere, the Employee shall inform the Company and the Company shall cease providing such benefits.

(b) If the Employee is terminated pursuant to Section 12.2 (Termination of Employment by the Company) or Section 13 (Termination of Employment by the Employee), the Company is not required to pay Severance.

15. Death Benefit. If the Employee dies during the term of employment, the Company shall pay to the Employee's estate the Employee's prevailing salary less Government Deductions up to and including the end of the month in which death occurred.

16. Assistance in Litigation. Employee shall upon reasonable notice and at the Company's expense, furnish such information and proper assistance to the Company as it may reasonably require in connection with any litigation in which it is, or may become, a party either during or after employment. The Employee may, at his option and at the Company's expense, retain a lawyer to attend with the Employee at any legal proceedings, which the Company requires the Employee to be present at.

17. Effect on Prior Agreements. This Agreement supersedes any prior employment agreement between the Company or any predecessor of the Company and the Employee.

18. Severability. If, for any reason, any provision of this Agreement is held invalid, all other provisions of this Agreement shall remain in effect. If this Agreement is held invalid or cannot be enforced, then to the full extent permitted by law, any prior agreement between the Company (or any predecessor thereof) and the Employee shall be deemed reinstated as if this Agreement had not been executed.

19. Assumption of Agreement by Company's Successor and Assignees. The Company's rights and obligations under this Agreement will enure to the benefit and be binding upon the Company's successors and assignees.

20. Oral Modifications Not Binding. Oral modifications to this Agreement shall have no effect. This Agreement may be modified only by a written agreement signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

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21. Notices. Except as otherwise expressly provided herein, any and all notices or demands which must or may be given hereunder or under any other instrument contemplated hereby shall be given by delivery in person or by regular mail or by facsimile transmission to the parties' respective address set out on the first page of this Agreement. All such communications, notices or presentations and demands provided for herein shall be deemed to have been delivered when actually delivered in person to the respective party, or if mailed, then on the date it would be delivered in the ordinary course of mail, or if sent by facsimile transmission, on the date of receipt of confirmation that the transmission has been received. Any party may change their address hereunder on twenty days' notice to the other party in compliance with this section.

22. General. Time will be of the essence hereof. The Employee acknowledges and declares that he has been provided with sufficient time and opportunity to consider all factors relating to this Agreement, has retained and consulted independent counsel to advise him, or in the alternative has elected to waive his right to retain and consult independent counsel. He further acknowledges and declares that he has read and understands the terms of this Agreement and has signed it voluntarily with full awareness of its consequences. This Agreement may not be assigned by the Employee without the express written consent of the Company. Wherever the singular masculine or neuter is used in this Agreement, the same shall be construed as meaning the plural or feminine, and vice versa, where the contest or the parties so require. The headings used herein are for convenience of reference only and shall not affect the interpretation of this Agreement. Facsimile or Photostat copies of signatures are acceptable and are of the same force and effect as original signatures for all intents and purposes. The waiver by either party of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. The provisions of Section 8 (Confidentiality) and Section 18 (Severability) herein shall survive the termination of the Employee's employment and this Agreement. This Agreement may be executed in several counterparts, each of which so executed shall be deemed to be an original, and such counterparts together shall constitute but one and the same instrument. The preambles or recitals hereto are hereby incorporated herein and form an integral part of this Agreement. This Agreement shall enure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

23. Change of Control. If there is either a change of control (to the extent of at least 50.01% of the equity of CounterPath Corporation) all options, which have not vested in accordance with the Stock Option Agreement(s) between the parties, shall immediately vest and become exercisable.

IN WITNESS WHEREOF the parties hereto have duly executed this agreement as of the date first above written.

COUNTERPATH, LLC	|	Todd Carothers
|
|
|
/s/ David Karp	|	/s/ Todd Carothers
(Authorized Signature)	|	Signature of Employee
|
	|	April 24, 2019
	|	Date Signed

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